Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 25, 2021 relating to the financial statements of Telefonaktiebolaget LM Ericsson and the effectiveness of Telefonaktiebolaget LM Ericsson’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Telefonaktiebolaget LM Ericsson for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte AB

Stockholm, Sweden

March 25, 2021